EXHIBIT 99.2

Pro Forma Financial Information

Summary Unaudited Pro Forma Consolidated Financial Data.  The following tables set forth summary unaudited pro forma consolidated statements of operations for Catalytica Energy Systems, Inc. for the year ended December 31, 2005 and the nine months ended September 30, 2006 and our financial position at September 30, 2006.  This summary unaudited pro forma consolidated financial data gives effect to:

•                  the sale of our gas turbine technology and associated assets (the “Gas Turbine Assets”) on September 29, 2006 (filed on Form 8-K on October 4, 2006); and

•                  the sale of our diesel fuel processing technology and associated assets (the “Diesel Assets”) on October 25, 2006 (filed on Form 8-K on October 31, 2006).

These sales represent the culmination of various restructuring activities and initiatives over the past year to divest of non-revenue generating businesses, assets, and technologies.  As a result of the sale of our Gas Turbine Assets and Diesel Assets, effective October 26, 2006 we no longer have a Catalyst-Based Technology Solutions segment and will no longer invest significant funds in research and development activities.  For purposes of presentation of pro forma consolidated financial data, the above-referenced sales are collectively referred to as “Exit from R&D”.  The summary unaudited consolidated statements of operations for the year ended December 31, 2005 and for the nine months ended September 30, 2006 give effect to the transactions as if they had occurred on January 1, 2005.  The sale of our Gas Turbine Assets was reflected in our unaudited consolidated balance sheet in the filing of our Form 10-QSB on November 14, 2006; thus no pro forma adjustment to the summary unaudited consolidated balance sheet is required related to that sale.  The summary unaudited consolidated balance sheet gives effect to the sale of the Diesel Assets as if it had occurred on September 30, 2006.

This information should be read in conjunction with Selected Consolidated Financial Data and our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2005 and the unaudited condensed consolidated financial statements and the related notes filed as part of our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.  This summary unaudited pro forma consolidated financial data is not necessarily indicative of either our financial position or results of operations that will be achieved in the future.  This summary unaudited pro forma consolidated financial data has been included herein for informational and comparative purposes only.  Our future results are subject to economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control.

PRO FORMA BALANCE SHEET
 (In thousands)
(Unaudited)

	As of September 30, 2006	Sale of Diesel Assets	Pro Forma
ASSETS		A
Current assets:
Cash and cash equivalents	$2,549	$2,500	$5,049
Short-term investments	17,242		17,242
Accounts receivable, net	1,412		1,412
Inventory	515		515
Prepaid expenses and other assets	387		387
Total current assets	22,105	2,500	24,605
Property and equipment, net	1,480	(411)	1,069
Goodwill	4,257		4,257
Other intangible assets, net	1,281		1,281
Other assets	37		37
Total assets	$29,160	$2,089	$31,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$910		$910
Accrued payroll and benefits	992		992
Accrued liabilities and other	1,776	1,068	2,844
Deferred revenue and other liabilities	53		53
Total current liabilities	3,731	1,068	4,799

Other liabilities	28		28
Total liabilities	3,759	1,068	4,827

Stockholders’ equity:
Common stock	18		18
Additional paid-in capital	167,822		167,822
Accumulated deficit	(142,419)	1,021	(141,398)
Accumulated other comprehensive loss	(20)		(20)
Total stockholders’ equity	25,401	1,021	26,422
Total liabilities and stockholders’ equity	$29,160	$2,089	$31,249

NOTES TO PRO FORMA BALANCE SHEET

A

The unaudited consolidated balance sheet filed with our Form 10-QSB at September 30, 2006 reflects the sale of our Gas Turbine Assets on September 29, 2006; thus it is not necessary to adjust for this sale in the pro forma balance sheet presentation.

On October 25, 2006 we completed the sale of our Diesel Assets for gross proceeds of $2.4 million and an additional $100,000 reimbursement of related expenses.  In addition, the buyer assumed the future rental payment and building restoration obligations of our leased facilities in Mountain View, California.  We estimate we incurred approximately $300,000 in total sales commissions and related expenses in connection with the sale.  In addition, we anticipate we will incur approximately $1.0 million in one-time termination benefits to be recorded and paid in the fourth quarter of 2006.  The adjustments presented represent the receipt of net cash proceeds, the removal of the book value of assets and liabilities based on carrying amounts at September 30, 2006, recognition of one-time benefits, and recognition of the resulting gain on the sale.

The resulting gain on the sale of our Diesel Assets is estimated as follows based on cash proceeds and the book value of net assets sold as of September 30, 2006.  All such amounts are subject to adjustment.

(in thousands)
Gross cash proceeds	$2,500
Less: termination benefits	(1,000)
Less: estimated commissions	(300)
Estimated net proceeds	1,200
Less: book value of fixed assets sold	(411)
Add: book value of liabilities released	232
Estimated gain on sale	$1,021

PRO FORMA STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Nine Months Ended September 30, 2006			Twelve Months Ended December 31, 2005
	Historical	Exit from R&D	Pro Forma	Historical	Exit from R&D	Pro Forma
		A			A
Revenues
SCR catalyst & management services	$5,304	$—	$5,304	$1,725	$—	$1,725
Research and development	—	—	—	1,804	(1,804)	—
Total revenues	5,304	—	5,304	3,529	(1,804)	1,725

Costs and expenses:
Cost of revenues	3,555	108	3,663	4,709	(2,187)	2,522
Research and development	3,890	(3,890)	—	7,568	(7,568)	—
Selling, general and administrative	5,638	(848)	4,790	7,443	(1,334)	6,109
Total costs and expenses	13,083	(4,630)	8,453	19,720	(11,089)	8,631

Operating loss	(7,779)	4,630	(3,149)	(16,191)	9,285	(6,906)

Interest and other income	1,098	(338)	760	3,408	(156)	3,252
Interest expense	(108)	—	(108)	(629)	—	(629)
Gain(Loss) on sale/disposal of assets	2,853	(2,853)	—	(54)	54	—
Net loss	$(3,936)	$1,439	$(2,497)	$(13,466)	$9,183	$(4,283)

Basic and diluted net loss per share	$(0.22)	$.08	$(0.14)	$(0.75)	$.51	$(0.24)

Weighted average shares used in computing basic and diluted net loss per share	18,182	—	18,182	18,048	—	18,048

NOTES TO PRO FORMA STATEMENTS OF OPERATIONS

A

These adjustments reflect the elimination of the estimated historical operations of our research and development activities for the nine months ended September 30, 2006 and the twelve months ended December 31, 2005.  We have formally discontinued our research and development business operations with the sale of our Diesel Assets in October 2006 and will report the segment as a discontinued operation in our consolidated financial statements, beginning with the filing of our Form 10-KSB for the fiscal year ending December 31, 2006.

As a result of the sale of our Gas Turbine Assets and Diesel Assets, effective October 26, 2006 we no longer have a Catalyst-Based Technology Solutions segment and will no longer invest significant funds in research and development activities.